Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Mad Catz Interactive, Inc.:
We consent to incorporation by reference in the registration statement (No. 333-103798) on Form S-8 of Mad Catz Interactive, Inc. of our report dated May 27, 2008, relating to the consolidated balance sheets of Winkler Atlantic Holdings Limited and subsidiaries as of February 28, 2007 and 2006, and the related consolidated statements of operations, shareholder’s deficit and comprehensive income (loss), and cash flows for the years then ended, which report appears in the Form 8-K/A of Mad Catz Interactive, Inc. dated November 14, 2007.

/s/ KPMG LLP

San Diego, California
May 27, 2008